EXHIBIT 99.1
FOR IMMEDIATE RELEASE
ROCKY MOUNTAIN CHOCOLATE FACTORY, INC. REPORTS 12TH CONSECUTIVE QUARTER OF RECORD EARNINGS
FIRST QUARTER NET INCOME RISES 24% FROM STRONG PRIOR-YEAR PERIOD
DURANGO, Colorado (July 11, 2006) — Rocky Mountain Chocolate Factory, Inc. (Nasdaq/NMS: RMCF) (the “Company”), which franchises gourmet chocolate and confection stores and manufactures an extensive line of premium chocolates and other confectionery products, today reported record revenues and earnings for the first quarter of FY2007.
(Note: All per-share figures in this news release are adjusted for a 4-for-3 stock split effective June 13, 2005 and a 5% stock dividend that was distributed to shareholders on March 10, 2005).
For the three months ended May 31, 2006, revenues increased 26 percent to approximately $6.8 million, compared with revenues of approximately $5.4 million in the first quarter of FY2006. Same-store sales at franchised retail outlets increased 0.4 percent during the most recent quarter, while same-store pounds of confectionery products purchased from the Company’s factory by franchisees were approximately the same as the prior-year period.
Total retail sales for the Company’s network of stores increased 11.4 percent to approximately $24.4 million in the quarter ended May 31, 2006, compared with total retail sales of approximately $21.9 million in the corresponding period of the previous year.
Net earnings for the first quarter of FY2007 increased 24 percent to $931,000, compared with $753,000 in the three months ended May 31, 2005. Basic earnings per share increased 25 percent to $0.15, versus $0.12 in the first quarter of FY2006, while fully diluted earnings per share increased 27 percent to $0.14, compared with $0.11 in the prior-year quarter.
“We are pleased to report another quarter of record earnings, particularly in light of the fact that net income in the first quarter of last year was 27% higher than in the prior-year period,” noted Bryan Merryman, Chief Operating Officer and Chief Financial Officer of the Company. “Franchisees opened four (4) new stores during the three months ended May 31, 2006, and approximately ten (10) new stores are scheduled to come on line during the second quarter. For the fiscal year ending February 28, 2007, store openings should reach or exceed our target of 40-45 units, and we remain comfortable with our guidance that full-year earnings should rise 17 to 22 percent from the record levels reported in Fiscal 2006.”
During the first quarter of FY2007, franchisees opened new stores in Huntington Beach (Bella Terra), California; Kansas City (Legends at Village West), Kansas; Branson, Missouri; and in Dubai, United Arab Emirates.
On May 25, 2006, Rocky Mountain Chocolate Factory, Inc. announced that its Board of Directors had approved the repurchase of up to an additional $2.0 million of the Company’s common stock in the open market, or in private transactions, whenever deemed appropriate by management. On July 6, 2006, the Company repurchased 1,700 shares of common stock under this authorization.
On June 16, 2006, the Company paid its 12th consecutive quarterly cash dividend, in the amount of $0.08 per share, to shareholders of record June 2, 2006.

The Company will host a conference call Tuesday, July 11, 2006 at 4:15 p.m. EST to discuss first quarter results in greater detail and the outlook for Fiscal 2007. The dial-in number for the conference call is 888-868-9078 (international/local participants dial 973-935-8509) and the access code is 7570587. Parties interested in participating in the conference call should dial in approximately five minutes prior to 4:15 PM EST. The call will also be broadcast live on the Internet at http://www.videonewswire.com/event.asp?id=34495. A replay of the call will be available through July 18, 2006 by dialing 877-519-4471 or for international callers by dialing 973-341-3080, the replay Access Code is 7570587. The call will also be archived through October 20, 2006 at
http://www.videonewswire.com/event.asp?id=34495.
Rocky Mountain Chocolate Factory, Inc., headquartered in Durango, Colorado, is an international franchiser of gourmet chocolate and confection stores and a manufacturer of an extensive line of premium chocolates and other confectionery products. As of July 11, 2006, the Company and its franchisees currently operate 304 stores in 40 states, Canada, Guam and the United Arab Emirates. The Company’s common stock is listed on The Nasdaq National Market under the symbol “RMCF”.
This press release contains forward-looking information that involves risks and uncertainties, and the Company undertakes no obligation to update any forward-looking information. Risks and uncertainties that could cause actual results to differ materially include, without limitation, seasonality, consumer interest in the Company’s products, general economic conditions, consumer trends, costs and availability of raw materials, competition, the effect of government regulations, and other risks. Readers are referred to the Company’s periodic reports filed with the SEC, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. The information contained in this press release is a statement of the Company’s present intentions, beliefs or expectations and is based upon, among other things, the existing business environment, industry conditions, market conditions and prices, the economy in general and the Company’s assumptions. The Company may change its intentions, beliefs or expectations at any time and without notice, based upon any changes in such factors, in its assumptions or otherwise. The cautionary statements contained or referred to in this press release should be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on its behalf may issue.
For Further Information, Contact Bryan J. Merryman COO/CFO (970) 259-0554
STORE INFORMATION

	New stores opened during the first
	three months ended	Stores open as of
	May 31, 2006	May 31, 2006
United States:
Franchised Stores	3	259
Company-owned Stores	0	9
International Licensed Stores	1	34

Total	4	302

Interim Unaudited
STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months Ended May 31,		Three Months Ended May 31,
	2006	2005	2006	2005
Revenues
Factory sales	$4,705	$3,390	69.5%	63.2%
Royalty and marketing fees	1,292	1,173	19.1%	21.8%
Franchise fees	127	162	1.9%	3.0%
Retail sales	644	642	9.5%	12.0%
Total revenues	6,768	5,367	100.0%	100.0%

Costs and Expenses
Cost of sales	3,336	2,397	49.3%	44.7%
Franchise costs	332	338	4.9%	6.3%
Sales and marketing	351	306	5.2%	5.7%
General and administrative	633	529	9.4%	9.9%
Retail operating	409	389	6.0%	7.2%
Depreciation and amortization	236	210	3.5%	3.9%

Total costs and expenses	5,297	4,169	78.3%	77.7%

Income from Operations	1,471	1,198	21.7%	22.3%

Other Income (Expense)
Interest expense	—	(20)	—	(0.4)%
Interest income	25	32	0.4%	0.6%
Other, net	25	12	0.4%	0.2%

Income Before Income Taxes	1,496	1,210	22.1%	22.5%

Provision for Income Taxes	565	457	8.3%	8.5%

Net Income	931	753	13.8%	14.0%

Basic Earnings per Common Share	$0.15	$0.12
Diluted Earnings per Common Share	$0.14	$0.11

Weighted Average Common Shares Outstanding	6,228	6,166
Dilutive Effect of Stock Options	255	511
Weighted Average Common Shares Outstanding, Assuming Dilution	6,483	6,677
SELECTED BALANCE SHEET DATA
(in thousands)

	May 31, 2006	February 28, 2006
		(audited)
Current Assets	$7,986	$10,440
Total assets	$16,401	$19,057
Current Liabilities	$2,935	$2,907
Stockholders’ Equity	$12,803	$15,485